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                                                                  Exhibit 2.3(b)

                              FIRST AMENDMENT TO
                              ------------------
                        AGREEMENT FOR PURCHASE AND SALE
                        -------------------------------

     This Agreement dated this 7/th/ day of January, 1998 between Amerada Hess Corporation, a Delaware corporation (hereinafter referred to as "Seller") and Miller Oil Corporation, a Michigan corporation (hereinafter referred to as "Buyer").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Seller and Buyer executed an Agreement for Purchase and Sale ("Agreement"), dated November 25, 1997, concerning oil and gas properties in eleven (11) areas of mutual interest in the Mississippi Salt Basin; and

     WHEREAS, Section 1.5 of the Agreement provides that the Closing shall take place on February 23, 1998, or such earlier date as may be agreed upon by Buyer and Seller ("Closing Date"); and

     WHEREAS, Buyer has entered into an Exchange and Combination Agreement with Miller Exploration Company ("MEC") pursuant to the terms of which the stock of Buyer will be acquired by MEC concurrently with the closing of the initial public offering of the common stock of MEC under the Securities Act of 1933; and

     WHEREAS, Buyer anticipates that the closing of the initial public offering of the common stock of MEC will occur between January 22, 1998 and February 23, 1998; and

     WHEREAS, Buyer desires the option to accelerate the Closing Date so that it will occur simultaneously with the closing of the initial public offering of the common stock of MEC.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Seller and Buyer agree to amend the Agreement as follows and only as follows;

     1. Buyer has given written notice (dated January 6, 1998) to Seller of asserted title defects pursuant to Section 4.3(a), and except as provided in paragraph 4 hereof, Buyer shall not assert further title defects. As to all asserted title defects of which Buyer has given such written notice to Seller, Seller reserves the right to contend, without limitation, that (a) any such asserted title defect is not a title defect as defined in Section 4.4; and/or (b) the asserted title defects as to any Oil and Gas Property do not exceed the one percent (1%) threshold provided in Section 4.3(a).

     2. Buyer waives the right to assert any Environmental Defects under Section 4.8.

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3.  The following is inserted at the end of the first sentence of Section 1.5:

        ";provided that if the conditions of Closing set forth in Section 6.1 have been satisfied or waived, Buyer may at its option, and on not less than forty-eight (48) hours written notice, accelerate the Closing Date to the date and time of the closing of the initial public offering of common stock of MEC, but not earlier than January 22, 1998."

4.  The following is inserted at the end of Section 1.5:

        "If Buyer exercises the option to accelerate the Closing Date set forth in the first sentence of this Section 1.5, the following provisions shall apply, notwithstanding any provision to the contrary contained in this Agreement:

        a. With respect to any asserted title defects which in Seller's reasonable judgment it has been unable to cure prior to the Closing Date because of Buyer's acceleration of the Closing Date:

            (1) Seller shall give written notice to Buyer of such asserted title defects which it has been unable to cure;

            (2) Buyer shall be deemed to have elected Section 4.3(b)(ii) with respect to Mineral Interests affected by such asserted title defect;

            (3) The Purchase Price shall not be adjusted for purposes of calculating the Closing Amount as a result of any uncured asserted title defects;

            (4) If and to the extent any such uncured asserted title defect is not cured prior to March 31, 1998, any Purchase Price Adjustment with respect thereto shall be determined in accordance with Section 1.3 and paid as a partial refund by Seller to Buyer, together with interest thereon at the rate provided in Section 1.3 from the Closing Date to the date of payment."

5. With respect to the Allar No. 2 well and the leases and agreements affecting the lands included in the ultimate unit established for such well ("Allar No. 2"):

        a. Seller and Buyer shall jointly and diligently pursue efforts to resolve all unitization, lease and other issues relating to the Allar No. 2;

        b. Buyer's deadline to give notice of asserted title defects with respect to the Allar No. 2 under Section 4.3(a) shall be extended to March 31, 1998;





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                c.  Seller shall have thirty (30) days following receipt of notice under paragraph 5(b) hereof to cure all or any portion of asserted title defects with respect to the Allar No. 2;

                d. Any Purchase Price Adjustment with respect to any uncured asserted title defects with respect to the Allar No. 2 shall be determined in accordance with Section 1.3 and paid as a partial refund by Seller to Buyer, together with interest thereon at the rate provided in Section 1.3 from the Closing Date to the date of payment.

6. In lieu of curing any title defect asserted by Buyer, including with respect to the Allar No. 2, or in lieu of the representations and warranties in Sections 2.1.4, 2.1.6, or 2.1.9 being true with respect to any of the Assets, including the Allar No. 2, Seller may agree to indemnify and save and hold harmless Buyer from all claims, costs, expenses, liabilities and obligations arising from or attributable to such title defect or such untrue representation or warranty.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.


                                 "BUYER"
                                 MILLER OIL CORPORATION


                                 By: /s/ Kelly E. Miller
                                    ---------------------------------
                                    Kelly E. Miller
                                    President



                                 "SELLER"
                                 AMERADA HESS CORPORATION


                                 By: /s/ D. G. Stevenson
                                    ---------------------------------
                                    D. G. Stevenson
                                    Vice President